AMENDMENT NUMBER ONE

TO THE WM. WRIGLEY JR. COMPANY

SUPPLEMENTAL RETIREMENT PLAN

WHEREAS, the Wm. Wrigley Jr. Company (the “Company”) has adopted and maintains the Wm. Wrigley Jr. Company Supplemental Retirement Plan (the “Plan”);

WHEREAS, pursuant to Section 5 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time and in any respect, subject to certain requirements; and

WHEREAS, the Board desires to amend the Plan to delegate certain amendment authority to the Benefits Committee and Chief Executive Officer of the Company.

NOW, THEREFORE, effective as of the date hereof, Section 5 of the Plan is amended by adding the following at the end thereof:

Notwithstanding the foregoing, any amendment to the Supplemental Retirement Plan that does not have a material effect on benefits to participants or on costs to the Company and either (a) is required or deemed advisable as the result of legislation or regulation or (b) concerns solely routine ministerial or administrative matters instead may be approved by the Benefits Committee of the Company, subject to final approval by the Chief Executive Officer of the Company.

AMENDMENT NUMBER TWO

TO THE WM. WRIGLEY JR. COMPANY

SUPPLEMENTAL RETIREMENT PLAN

WHEREAS, the Wm. Wrigley Jr. Company (the “Company”) has adopted and maintains the Wm. Wrigley Jr. Company Supplemental Retirement Plan (the “Plan”);

WHEREAS, pursuant to Section 5 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time and in any respect, subject to certain requirements;

WHEREAS, the Board has delegated its authority to make certain amendments to the Plan to its Compensation Committee and this Amendment meets the delegation requirements;

WHEREAS, the Compensation Committee desires to amend the Plan to provide for the vesting of benefits under the Plan to be determined in the same manner as the vesting of benefits under the Wrigley Retirement Plan, to provide for supplemental pre-retirement survivor benefits upon the death of a participant prior to his or her benefit commencement date under the Wrigley Retirement Plan and to provide for the lump sum payment of small Plan benefits; and

WHEREAS, the Compensation Committee has approved and authorized this Amendment.

NOW, THEREFORE, effective as of January 1, 2007, the Plan is amended as follows:

1. Section 2 of the Plan is amended by deleting the second sentence thereof, and by inserting the following sentence in its place:

Each such officer or key employee whose employment with an Employer is terminated for any reason, including death, on or after such officer or key employee has accrued a vested benefit under the Wrigley Retirement Plan shall be a participant in this Supplemental Retirement Plan and entitled to the supplemental retirement benefit set forth in Section 3 hereof.

2. Section 3 of the Plan is amended by adding new subsections (c) and (d) at the end thereof, to read as follows:

(c) Pre-Retirement Survivor Benefit. If a participant dies prior to his or her Benefit Commencement Date, and such participant’s surviving spouse is entitled to payment of a pre-retirement survivor benefit under the Wrigley Retirement Plan, then such surviving spouse shall be entitled to receive a supplemental pre-retirement survivor benefit under this Supplemental Retirement Plan in an amount equal to the excess, if any, of (A) minus (B) where:

(A) equals the pre-retirement survivor benefit that would be payable to such surviving spouse under the Wrigley Retirement Plan if such benefit were determined (I) without regard to the limitations on benefits imposed by Section 8.1 of the Wrigley Retirement Plan, the limitation on compensation which may be taken into account under the Wrigley Retirement Plan imposed by section 401(a)(17) of the Code and any other similar limitation as may be determined by the Committee and (II) by treating the supplemental retirement benefit described in Section 3(a) hereof as having accrued under the Wrigley Retirement Plan; and

(B) equals the pre-retirement survivor benefit actually payable to such surviving spouse under the Wrigley Retirement Plan.

Any supplemental pre-retirement survivor benefit described in this Section 3(c) shall be payable over the lifetime of the surviving spouse and shall commence at the same time as the pre-retirement survivor benefit payable to such surviving spouse commences under the terms of the Wrigley Retirement Plan.

(d) Lump Sum Payment of Small Benefits. Notwithstanding any other provision of this Supplemental Retirement Plan, if at any time after a participant’s termination of employment or death the Actuarial Equivalent of the supplemental retirement benefit payable to such participant or the pre-retirement survivor benefit payable to such participant’s surviving spouse, when calculated as an immediate lump sum payment, would be equal to or less than the amount determined under section 411(a)(11) of the Code (which is $5,000 for the 2007 Plan Year), such benefit shall be paid in an immediate lump sum payment in lieu of the payments that would otherwise be made to the participant or surviving spouse pursuant to Section 3(b).

IN WITNESS WHEREOF, the Company has caused this instrument to be executed on this 5th day of February, 2007.

WM. WRIGLEY JR. COMPANY

By:	/s/ Timothy K. Griffin
Timothy K. Griffin Senior Director, Global Rewards